Exhibit 4.15

SIXTH AMENDMENT TO THE FIRST RESTATEMENT OF THE

MERIT MEDICAL SYSTEMS, INC.

401(k) PROFIT SHARING PLAN

This Sixth Amendment to the First Restatement of the Merit Medical Systems, 401(k) Profit Sharing Plan (the “Plan”) is made and adopted effective as of March 28, 2005, to read as follows:

WHEREAS, Merit Medical Systems, Inc. (the “Company”) maintains the Plan for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Company hereby amends the Plan as follows effective March 28, 2005:

1.                                       Article VI, Section F, of the Plan is amended to add the following sentence at the end thereof:

“Any provision herein to the contrary notwithstanding, in the event of a mandatory distribution greater than $1,000 and less than $5,001, to which the Participant consent requirements of Section VI C4 do not apply, if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a direct rollover or to receive the distribution directly, then distribution shall be made in a direct rollover to an individual retirement plan designated by the Plan Administrator.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer this 8th day of October, 2005.

MERIT MEDICAL SYSTEMS, INC.

By:	/s/
Name:
Title: